Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PLURI INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.00001 per share	Rule 457(c) and 457(h)	100,000	$5.70	$570,000	$0.00014760	$84.13
	Total Offering Amounts					$570,000		$84.13
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $5.70, the average of the high and low sales prices of the Common Shares on the Nasdaq Capital Market on May 6, 2024.

(3)	Represents Common Shares issuable upon stock options or other awards to be granted pursuant to the Pluri Inc. 2019 Equity Compensation Plan.